UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 16, 2006

EMBARCADERO TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-30293	68-0310015
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

100 California Street, Suite 1200, San Francisco, California 94111

(Address of principal executive offices, with zip code)

(415) 834-3131

(Registrant’s telephone number, including area code)

n/a

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry Into a Material Definitive Agreement.

On June 16, 2006, the Compensation Committee of the Board of Directors approved amendments to our 2006 management bonus plan, which was originally effective February 21, 2006 (the “Revised Plan”). Under the Revised Plan, Raj Sabhlok, our Senior Vice President of Operations, and Michael Shahbazian, our Senior Vice President and Chief Financial Officer, each have a target bonus of 40% of his base salary and bonuses will be paid based to them upon the Company’s achievement of operating performance goals for 2006, 50% of which will be based on total revenue and 50% on operating income. The Compensation Committee will determine the actual 2006 bonuses payable to Messrs. Sabhlok and Shahbazian (each, an “Executive Officer”) as follows:

•	If the Company achieves 100% of the total revenue and operating income goals set forth in our revised 2006 operating plan in the fiscal year ending December 31, 2006, then each Executive Officer will receive 80% of his target bonus.

•	If the Company achieves approximately 102.5% of the total revenue and approximately 112.5% of the operating income goals set forth in our revised 2006 operating plan in the fiscal year ending December 31, 2006, then each Executive Officer will receive 100% of his target bonus.

•	If the Company achieves less than approximately 96% of the total revenue and less than approximately 80% of the operating income goals set forth in our revised 2006 operating plan in the fiscal year ending December 31, 2006, then the Executive Officers will not receive any bonus.

•	If the Company achieves more than approximately 96% of the total revenue and more than approximately 80% of the operating income goals set forth in our revised 2006 operating plan in the fiscal year ending December 31, 2006, then each Executive Officer will receive a bonus of not less than 20% of his target bonus.

•	If the Company achieves in excess of approximately 105% of the total revenue and 125% of the operating income goals set forth in our revised 2006 operating plan in the fiscal year ending December 31, 2006, then each Executive Officer will receive 120% of his target bonus.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EMBARCADERO TECHNOLOGIES, INC.

Date: June 22, 2006	By:	/s/ Michael Shahbazian
Michael Shahbazian
Chief Financial Officer